Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Fiscal Year 2018 Results

NEWARK, NJ — October 9, 2018: IDT Corporation (NYSE: IDT) reported EPS of $0.33 per share and non-GAAP EPS* of $0.40 on revenue of $392.6 million for the fourth quarter of FY 2018, the three months ended July 31, 2018.

For FY 2018, IDT reported EPS of $0.17 and non-GAAP EPS of $0.51 on revenue of $1.5 billion.

Fourth quarter and fiscal year 2018 consolidated and Telecom & Payment Services (TPS) segment revenue increased $9.5 million as a result of changes to estimates for recognizing certain breakage revenue, and TPS’ direct cost increased by $4.5 million as a result of a change in accrued regulatory fee expense. TPS’ revenue less direct cost increased by the net of the changes, $5.0 million.

HIGHLIGHTS

(4Q18 results are compared to 4Q17. FY 2018 results refer to full fiscal year 2018 results and are compared to FY 2017)

●	4Q18 revenue of $392.6 million compared to $395.0 million. FY 2018 revenue increased to $1,547.5 million compared to $1,501.7 million;

●	4Q18 income from operations increased to $10.5 million compared to $3.7 million. FY 2018 income from operations increased to $8.4 million compared to $5.5 million;

●	4Q18 Adjusted EBITDA* increased to $16.8 million compared to $8.6 million. FY 2018 Adjusted EBITDA increased to $38.2 million compared to $37.7 million;

●	4Q18 EPS of $0.33 compared to a loss per share of $0.41. FY 2018 EPS of $0.17 compared to $0.35;

●	4Q18 non-GAAP EPS* increased to $0.40 compared to $0.07. FY 2018 non-GAAP EPS of $0.51 was unchanged compared to FY 2017;

●	Following the quarter close, IDT’s net2phone subsidiary acquired Versature, a provider of unified communications services to Canadian businesses;

●	Beginning in July and continuing through October 5th, 2018, IDT repurchased approximately 1.1 million shares of its Class B Common stock for $5.8 million pursuant to an outstanding repurchase authorization of 8.0 million shares;

●	IDT has discontinued its quarterly dividend, electing instead to return value to stockholders through share repurchases while investing in its growth business initiatives.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“The fourth quarter overall was consistent with recent trends, but our top and bottom lines were positively impacted by the growth in our early stage businesses. The resilience in many of our core offerings also collectively increased profitability despite facing industry-wide headwinds for paid voice minutes.

“Following the quarter close, net2phone took a big leap forward with the launch of a new technology platform – net2phone 2.0. The new platform is built on an internally developed, proprietary stack instead of a third-party platform. It incorporates many of the groundbreaking technologies that we pioneered at IDT and net2phone over the past 25 years as well as those we attained with the Live Ninja acquisition. We expect to integrate additional disruptive technologies including those obtained through the HD Messaging and Versature acquisitions in the near term.

“The need for additional capital to invest in our growth initiatives as they scale and the current low valuation of the company prompted IDT’s Board of Directors to discontinue our quarterly dividend and execute a stock buyback program. The Board determined, and I agree, that we can more effectively enhance long-term shareholder value by using the cash generated by our core offerings to increase investment in our early stage initiatives while retaining the flexibility to return value to shareholders through stock repurchases when warranted by market conditions, available resources, and our business outlook and results.

“Over the past three months, we have bought back 1.1 million shares of our Class B Common stock in the open market for $5.8 million.”

4Q18 AND FY 2018 CONSOLIDATED RESULTS

Results (in millions, except EPS)	4Q18**	3Q18**	4Q17	4Q18 - 4Q17 Change (%/$)	FY 2018	FY 2017	FY 2018 -FY 2017 Change (%/$)
Revenue	$392.6	$365.4	$395.0	(0.6)%	$1,547.5	$1,501.7	+3.0%
Direct cost of revenue	$325.1	$307.2	$337.1	(3.5)%	$1,306.0	$1,275.7	+2.4%
Direct cost of revenue as a percentage of revenue	82.8%	84.1%	85.3%	(250) BP	84.4%	84.9%	(50) BP
SG&A expense	$50.7	$50.1	$49.3	+2.7%	$203.3	$188.3	+7.9%
Depreciation and amortization	$5.6	$5.8	$5.6	(0.6)%	$22.8	$21.7	+5.1%
Severance expense	$0.3	$3.7	-	+$0.3	$4.6	-	+$4.6
Other (losses) gains	$(0.4)	$(0.3)	$0.8	$(1.2)	$(2.4)	$(10.5)	+$8.1
Income (loss) from operations	$10.5	$(1.7)	$3.7	+$6.7	$8.4	$5.5	+$2.8
Adjusted EBITDA*	$16.8	$8.1	$8.6	+$8.2	$38.2	$37.7	+$0.5
Net income (loss) attributable to IDT	$8.2	$(3.5)	$(9.8)	$18.1	$4.2	$8.2	$(4.0)
Diluted earnings (loss) per share	$0.33	$(0.14)	$(0.41)	$0.74	$0.17	$0.35	$(0.18)
Non-GAAP net income*	$9.8	$1.8	$1.8	$8.0	$12.5	$11.9	$0.6
Non-GAAP EPS*	$0.40	$0.07	$0.07	$0.33	$0.51	$0.51	N.C.

* Throughout this release, Non-GAAP EPS, Adjusted EBITDA, and Non-GAAP Net Income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

** Note that 4Q18 had 92 days compared to 89 days in 3Q18

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Notes on Consolidated Results and Balance Sheet

Consolidated results for all periods presented include corporate overhead. In 4Q18, corporate G&A expense increased 22.6% to $2.6 million from $2.1 million in the year ago quarter. For FY 2018, corporate G&A expense increased 25.2% to $9.8 million from $7.8 million in FY 2017.

At July 31, 2018, IDT held $74.1 million in unrestricted cash, cash equivalents and marketable securities. Current assets totaled $328.9 million and current liabilities totaled $367.0 million. Reflecting IDT’s agreement to sell its Gibraltar-based bank, all of the bank’s assets and liabilities at July 31, 2018 and 2017 are classified as “Held for sale” in the consolidated balance sheets.

Net cash provided by operating activities during 4Q18 was $22.3 million compared to $18.5 million in 4Q17. In the corresponding periods, capital expenditures were $4.6 million and $5.9 million, respectively. FY 2018 net cash provided by operating activities was $6.9 million compared to $19.0 million in FY 2017. In the corresponding periods, capital expenditures were $20.6 million and $22.9 million, respectively.

4Q18 AND FY 2018 RESULTS BY SEGMENT

(Results are for 4Q18 unless otherwise noted).

Results by Segment	TPS				net2phone - UCaaS
(in millions)	4Q18	4Q17	FY 2018	FY 2017	4Q18	4Q17	FY 2018	FY 2017
Revenue	$383.0	$386.5	$1,511.5	$1,470.0	$9.7	$7.8	$34.9	$29.4
Direct cost of revenue	$322.1	$334.3	$1,294.7	$1,263.8	$3.1	$2.8	$11.3	$12.0
SG&A expense	$42.7	$42.5	$170.1	$164.5	$5.4	$4.5	$20.9	$15.5
Depreciation and amortization	$4.0	$4.0	$16.3	$16.1	$1.6	$1.2	$5.3	$3.9
Severance expense	$0.3	-	$4.5	-	-	-	-	-
Income (loss) from operations	$13.8	$5.8	$25.8	$25.5	$(0.4)	$(0.8)	$(2.7)	$(1.9)
Adjusted EBITDA	$18.2	$9.7	$46.7	$41.7	$1.2	$0.4	$2.7	$2.0

Telecom & Payment Services (TPS)

The TPS segment contributed 97.5% of IDT’s revenue in 4Q18 and 97.7% of IDT’s revenue in FY 2018. TPS markets and distributes multiple communications and payment services across three verticals, each of which is comprised of multiple offerings: Retail Communications, Wholesale Carrier Services and Payment Services.

TPS’ 4Q18 revenue decreased 0.9% to $383.0 million from $386.5 million, while TPS’ revenue less direct costs increased 16.6% to $60.9 million. For FY 2018, TPS’ revenue increased by 2.8% to $1,511.5 million, while revenue less direct costs increased 5.1% to $216.7 million. 4Q18 and FY 2018 revenue increased $9.5 million as a result of changes to estimates for recognizing certain breakage revenue, and direct cost increased by $4.5 million as a result of a change in accrued regulatory fee expense.

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TPS Revenue by Business Vertical ($ in millions)	4Q18	3Q18	4Q17	4Q18 - 4Q17 % Change	4Q18-4Q17 % Change in Minutes of Use	4Q18 Revenue as % of all TPS	FY 2018	FY 2017	FY 2018 – FY 2017 % Change
Retail Communications	$148.9	$142.0	$152.6	(2.4)%	(16.1)%	38.9%	$582.3	$615.6	(5.4)%
Wholesale Carrier Services	$158.4	$144.2	$167.9	(5.7)%	(7.2)%	41.3%	$645.5	$609.1	+6.0%
Payment Services	$75.7	$70.2	$66.0	+14.7%	na	19.8%	$283.7	$245.3	+15.7%
Total TPS	$383.0	$356.4	$386.5	(0.9)%	(9.3)%	100.0%	$1,511.5	$1,470.0	+2.8%

Retail Communications: IDT’s flagship BOSS Revolution® calling service – which accounted for over 90% of Retail Communications’ revenue in 4Q18 and full fiscal year 2018- continued to be negatively impacted by persistent, market-wide trends including the proliferation of unlimited calling plans offered by wireless carriers and MVNOs, increasing penetration of free and paid over-the-top voice and messaging services and decreased immigration into the U.S. Revenue from other Retail Communications offerings, including the sale of traditional ‘hard’ prepaid calling cards in the U.S. and overseas, continued to decline in line with expectations.

Wholesale Carrier Services: Wholesale Carrier Services’ revenue decreased compared to the year ago quarter largely as a result of diminished volumes on certain heavily trafficked, low margin-per-minute routes. For the full fiscal year, Wholesale Carrier Services revenue increased as the business gained market share. Wholesale Carrier Services’ operations are managed to maximize the TPS segment’s gross profit. Revenues in this vertical have historically been more volatile than in Retail Communications, and changes in revenue do not necessarily generate corresponding changes in profitability.

Payment Services: Payment Services’ revenue increased year-over-year primarily reflecting growth in mobile top-up sales, which comprised nearly 90% of Payment Services’ revenue in 4Q18 and full fiscal year 2018. Sales generated by the BOSS Revolution money transfer service - primarily from its direct-to-consumer offering (app and web) - and from NRS’ point of sale (POS) terminal-based services also increased.

TPS’ direct cost of revenue in 4Q18, expressed as a percentage of TPS’ revenue, decreased to 84.1% from 86.5% in 4Q17, and to 85.7% in FY 2018 from 86.0% in FY 2017.

TPS’ SG&A expense in 4Q18 - $42.7 million – increased 0.5% from the year ago quarter. TPS’ full fiscal year SG&A expense increased 3.4% to $170.1 million primarily due to higher employee compensation costs and credit card charges, partially offset by a decrease in marketing expense. TPS’ SG&A expense expressed as a percentage of revenue increased 10 basis points to 11.1% in 4Q18 compared to the year ago quarter. For FY 2018, TPS’ SG&A expense as a percentage of revenue also increased 10 basis points to 11.3% compared to the prior year.

TPS’ income from operations increased to $13.8 million in 4Q18 from $5.8 million in 4Q17. TPS’ FY 2018 income from operations was $25.8 million, including severance expense of $4.5 million, compared to income from operations of $25.5 million in FY 2017 when no severance expense was incurred. The increases were primarily attributable to the net $5.0 million increase in income from operations in 4Q18 resulting from the changes in accounting estimates discussed above.

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TPS’ Adjusted EBITDA increased to $18.2 million in 4Q18 from $9.7 million in 4Q17. TPS’s FY 2018 Adjusted EBITDA increased to $46.7 million from $41.7 million in FY 2017.

net2phone - Unified Communications as a Service (UCaaS)

The net2phone - UCaaS segment is comprised of offerings from IDT’s net2phone division, including its cloud communications and SIP trunking offerings for businesses and its cable telephony service.

net2phone - UCaaS’ 4Q18 revenue increased to $9.7 million from $7.8 million in 4Q17. net2phone - UCaaS’ FY 2018 revenue increased to $34.9 million from $29.4 million in FY 2017. The quarterly and full year revenue growth was driven predominantly by sales of net2phone’s cloud-based communications offering, which increased by over 150% compared to the year ago quarter and prior year. Less than two years ago, net2phone launched an international expansion program by introducing service in Brazil and Argentina. With the acquisition of Versature, and the launch in Mexico following the quarter close, net2phone now operates throughout North America as well as in certain South American, Asian and European countries.

net2phone - UCaaS’ loss from operations in 4Q17 narrowed to $445 thousand from $771 thousand in 4Q17. net2phone - UCaaS’ loss from operations in FY 2018 increased to $2.7 million from $1.9 million in FY 2017. The increase in the full year loss primarily was driven by increased employee compensation costs and commission expense reflecting increased investment in net2phone sales and technical personnel, as well as increased depreciation and amortization expense.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed beginning one hour after the call concludes through October 16, 2018 by dialing 1-844-512-2921 (toll free from the US) or 1-412-317-6671 (international) and providing this pin code: 10123225. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) following the call.

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

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IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands, except per share data)	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$68,089	$90,344
Marketable securities	5,972	58,272
Trade accounts receivable, net of allowance for doubtful accounts of $3,166 and $2,657 at July 31, 2018 and 2017, respectively	69,481	64,979
Prepaid expenses	19,550	14,506
Other current assets	28,517	18,749
Assets held for sale	137,272	124,267
TOTAL CURRENT ASSETS	328,881	371,117
Property, plant and equipment, net	36,068	88,994
Goodwill	11,315	11,326
Investments	6,633	26,894
Deferred income tax assets, net	5,668	11,841
Other assets	5,326	3,657
Assets held for sale	5,706	5,134
TOTAL ASSETS	$399,597	$518,963
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$45,124	$40,989
Accrued expenses	129,818	125,359
Deferred revenue	55,003	76,451
Other current liabilities	8,269	4,659
Liabilities held for sale	128,770	115,318
TOTAL CURRENT LIABILITIES	366,984	362,776
Other liabilities	768	1,080
Liabilities held for sale	542	550
TOTAL LIABILITIES	368,294	364,406
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2018 and 2017	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,594 and 25,561 shares issued and 22,872 and 23,264 shares outstanding at July 31, 2018 and 2017, respectively	256	256
Additional paid-in capital	294,047	394,462
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,722 and 2,297 shares of Class B common stock at July 31, 2018 and 2017, respectively	(85,597)	(83,304)
Accumulated other comprehensive loss	(4,972)	(2,343)
Accumulated deficit	(173,103)	(163,370)
Total IDT Corporation stockholders’ equity	30,664	145,734
Noncontrolling interests	639	8,823
TOTAL EQUITY	31,303	154,557
TOTAL LIABILITIES AND EQUITY	$399,597	$518,963

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2018	2017	2016
REVENUES	$1,547,495	$1,501,729	$1,496,261
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,306,037	1,275,708	1,246,594
Selling, general and administrative (i)	203,251	188,293	204,655
Depreciation and amortization	22,801	21,704	20,535
Severance	4,630	—	6,510
TOTAL COSTS AND EXPENSES	1,536,719	1,485,705	1,478,294
Other operating (losses) gains, net	(2,398)	(10,412)	760
(Adjustment to) gain on sale of member interest in Visa Europe Ltd.	—	(63)	7,476
Income from operations	8,378	5,549	26,203
Interest income, net	1,071	1,254	1,216
Other (expense) income, net	(1,348)	817	2,049
Income before income taxes	8,101	7,620	29,468
(Provision for) benefit from income taxes	(2,902)	2,021	(4,110)
NET INCOME	5,199	9,641	25,358
Net income attributable to noncontrolling interests	(991)	(1,464)	(1,844)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$4,208	$8,177	$23,514

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.17	$0.35	$1.03
Diluted	$0.17	$0.35	$1.03

Weighted-average number of shares used in calculation of earnings per share:
Basic	24,655	23,182	22,765
Diluted	24,718	23,309	22,815

(i) Stock-based compensation included in selling, general and administrative expenses	$3,581	$3,740	$2,680

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2018	2017	2016
OPERATING ACTIVITIES
Net income	$5,199	$9,641	$25,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,801	21,704	20,535
Deferred income taxes	6,174	(2,329)	3,809
Provision for doubtful accounts receivable	2,199	686	1,519
Gain on sale of interest in Fabrix Systems Ltd.	—	—	(1,086)
Gain on sale of member interest in Visa Europe Ltd.	—	—	(7,476)
Net realized loss (gain) from marketable securities	16	(323)	(543)
Interest in the equity of investments	(9)	(356)	362
Stock-based compensation	3,581	3,740	2,680
Change in assets and liabilities:
Restricted cash and cash equivalents	(13,500)	(17,702)	(22,548)
Trade accounts receivable	(6,668)	(17,972)	616
Prepaid expenses, other current assets and other assets	(18,889)	(4,856)	8,372
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	12,769	17,344	(10,099)
Customer deposits	14,660	18,980	25,344
Deferred revenue	(21,439)	(9,543)	2,211
Net cash provided by operating activities	6,894	19,014	49,054
INVESTING ACTIVITIES
Capital expenditures	(20,567)	(22,949)	(18,370)
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	6,000	—	—
Purchase of IP interest from Straight Path Communications Inc.	(6,000)	—	—
Payment for acquisition, net of cash acquired	—	(1,827)	—
Proceeds from sale of interest in Fabrix Systems Ltd.	—	—	9,557
Proceeds from sale of member interest in Visa Europe Ltd	(53)	—	5,597
Cash used for purchase of investments	—	(9,438)	(2,002)
Proceeds from sales and redemptions of investments	—	15	634
Purchases of marketable securities	(22,523)	(53,402)	(46,909)
Proceeds from maturities and sales of marketable securities	41,502	47,996	35,011
Net cash used in investing activities	(1,641)	(39,605)	(16,482)
FINANCING ACTIVITIES
Dividends paid	(13,941)	(17,874)	(17,358)
Distributions to noncontrolling interests	(1,040)	(1,482)	(1,834)
Sales of Class B common stock to Howard S. Jonas	—	24,930	—
Proceeds from sale of interest and rights in Rafael Pharmaceuticals, Inc. to Howard S. Jonas	—	1,000	—
Proceeds from sale of member interests in CS Pharma Holdings, LLC	—	1,250	8,750
Cash deconsolidated as a result of spin-off	(9,287)	—	(6,381)
Proceeds from sale of Zedge equity prior to the spin-off	—	—	374
Proceeds from exercise of stock options	—	836	—
Proceeds from borrowings under revolving credit facility	22,320	—	—
Repayments of borrowings including revolving credit facility	(22,320)	—	(6,353)
Repurchases of Class B common stock	(2,293)	(1,838)	(4,773)
Net cash (used in) provided by financing activities	(26,561)	6,822	(27,575)
Effect of exchange rate changes on cash and cash equivalents	(771)	292	(5,821)
Net decrease in cash and cash equivalents	(22,079)	(13,477)	(824)
Cash and cash equivalents at beginning of year, including $5,716, $5,536 and $571 held for sale at July 31, 2017, 2016 and 2015, respectively	96,060	109,537	110,361
Cash and cash equivalents at end of year, including $5,892, $5,716 and $5,536 held for sale at July 31, 2018, 2017 and 2016, respectively	$73,981	$96,060	$109,537
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$94	$288	$345
Cash payments made for income taxes	$192	$576	$779
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Net assets excluding cash and cash equivalents deconsolidated as a result of spin-off	$(105,632)	$—	$(4,681)
Reclassification of liability for member interests in CS Pharma Holdings, LLC	$—	$8,750	$—
Shares of Visa Inc. Series C preferred stock received from sale of member interest in Visa Europe Ltd.	$—	$—	$1,580

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Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 4Q18, 3Q18 and 4Q17, Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, other operating losses, and the adjustment to the gain on the sale of member interest in Visa Europe Ltd., and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, other operating losses, the adjustment to the gain on the sale of member interest in Visa Europe Ltd., and income tax expense from the increase in the valuation allowance on deferred tax assets, and subtracts the income tax benefits from The Tax Cuts and Jobs Act, a release of the valuation allowance and full recognition of deferred tax assets, and other operating gains.

IDT’s measure of non-GAAP earnings per share is calculated by dividing non-GAAP net income by the basic or diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2018 and fiscal 2017 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating losses, other operating gains, and the adjustment to the gain on the sale of member interest in Visa Europe Ltd. are components of income (loss) from operations. In fiscal 2018, other operating losses included legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, fees related to other legal matters, and other losses. In fiscal 2017, other operating losses included a non-routine expense for the settlement and mutual release, and the associated legal fees, related to potential liabilities and claims under agreements related to the Straight Path spin-off. In 4Q17, the other operating gain was primarily the result of insurance proceeds related to the claims. Other operating losses, other operating gains, and the adjustment to the gain on the sale of member interest in Visa Europe Ltd. are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters or disposal of certain assets. However, such legal and regulatory matters and disposals do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters or asset sales are components of IDT’s or the relevant segment’s core operating results.

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The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 2Q18, IDT recorded an income tax benefit of $3.3 million for its anticipated AMT credit refund due to The Tax Cuts and Jobs Act enacted in December 2017. In 1Q17, IDT recorded a foreign income tax benefit of $16.6 million from the release of the valuation allowance and full recognition of certain deferred tax assets, and in 4Q17, IDT recorded a federal income tax expense of $11.1 million from the increase in the valuation allowance on deferred tax assets. The income tax benefits and expense are excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because they were not directly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share may not be comparable to similarly titled measures reported by other companies.

Beginning in the 3Q18, All Other includes only IDT’s real estate holdings and other investments that were included in the Rafael Holdings spin-off. Other smaller businesses that were previously included in All Other have been reclassified to Telecom & Payment Services, and certain other cost centers have been reclassified to Corporate. Comparative results have been reclassified and restated as if these businesses and costs were included in Telecom & Payment Services or Corporate in all periods presented.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss), and (c) for non-GAAP earnings per share, basic and diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone- UCaaS	All Other	Corporate
Three Months Ended July 31, 2018 (4Q18)
Adjusted EBITDA	$16.8	$18.2	$1.2	$-	$(2.6)
Subtract:
Depreciation and amortization	5.6	4.0	1.6	-	-
Severance expense	0.3	0.3	-	-	-
Other operating expense	0.4	-	0.1	-	0.3
Income (loss) from operations	10.5	$13.9	$(0.5)	$-	$(2.9)
Interest income, net	0.2
Other expense, net	(0.2)
Income before income taxes	10.5
Provision for income taxes	(2.0)
Net income	8.5
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$8.2

	Total IDT Corporation	Telecom & Payment Services	net2phone- UCaaS	All Other	Corporate
Three Months Ended April 30, 2018 (3Q18)
Adjusted EBITDA	$8.1	$10.9	$0.5	$(0.8)	$(2.5)
Subtract:
Depreciation and amortization	5.8	4.2	1.2	0.4	-
Severance expense	3.7	3.6	-	-	0.1
Other operating loss	0.3	-	-	-	0.3
(Loss) income from operations	(1.7)	$3.1	$(0.8)	$(1.1)	$(2.9)
Interest income, net	0.2
Other expense, net	(0.7)
Loss before income taxes	(2.2)
Provision for income taxes	(1.0)
Net loss	(3.2)
Net income attributable to noncontrolling interests	(0.2)
Net loss attributable to IDT Corporation	$(3.5)

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone- UCaaS	All Other	Corporate
Three Months Ended July 31, 2017 (4Q17)
Adjusted EBITDA	$8.6	$9.7	$0.4	$0.6	$(2.1)
Subtract (Add):
Depreciation and amortization	5.6	4.0	1.2	0.4	-
Other operating gain	(0.8)	-	-	-	(0.8)
Income (loss) from operations	3.7	$5.8	$(0.8)	$0.1	$(1.4)
Interest income, net	0.3
Other expense, net	(0.7)
Income before income taxes	3.3
Provision for income taxes	(12.8)
Net loss	(9.5)
Net income attributable to noncontrolling interests	(0.4)
Net loss attributable to IDT Corporation	$(9.8)

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone- UCaaS	All Other	Corporate
Year Ended July 31, 2018 (FY 2018)
Adjusted EBITDA	$38.2	$46.7	$2.7	$(1.4)	$(9.8)
Subtract:
Depreciation and amortization	22.8	16.3	5.3	1.2	-
Severance expense	4.6	4.5	-	-	0.1
Other operating expense	2.4	-	0.1	-	2.3
Income (loss) from operations	8.4	$25.8	$(2.7)	$(2.6)	$(12.2)
Interest income, net	1.1
Other expense, net	(1.3)
Income before income taxes	8.1
Provision for income taxes	(2.9)
Net income	5.2
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$4.2

	Total IDT Corporation	Telecom & Payment Services	net2phone- UCaaS	All Other	Corporate
Year Ended July 31, 2017 (FY 2017)
Adjusted EBITDA	$37.7	$41.7	$2.0	$1.8	$(7.8)
Subtract:
Depreciation and amortization	21.7	16.1	3.9	1.7	-
Adjustment to gain on sale of member interest in Visa Europe Ltd.	0.1	0.1	-	-	-
Other operating loss	10.4	-	-	-	10.4
Income (loss) from operations	5.5	$25.5	$(1.9)	$0.1	$(18.2)
Interest income, net	1.3
Other income, net	0.8
Income before income taxes	7.6
Benefit from income taxes	2.0
Net income	9.6
Net income attributable to noncontrolling interests	(1.5)
Net income attributable to IDT Corporation	$8.2

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IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings (Loss) per share to Non-GAAP Earnings per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	4Q18	3Q18	4Q17	FY 2018	FY 2017

Net income (loss)	$8.5	$(3.2)	$(9.5)	$5.2	$9.6
Adjustments (add) subtract:
Stock-based compensation	(0.7)	(1.0)	(0.9)	(3.6)	(3.7)
Severance expense	(0.3)	(3.7)	-	(4.6)	-
Other operating (losses) gains	(0.4)	(0.3)	0.8	(2.4)	(10.4)
Adjustment to gain on sale of member interest in Visa Europe Ltd.	-	-	(0.1)	-	(0.1)
Income tax (expense) benefit	-	-	(11.1)	3.3	5.5
Total adjustments	(1.5)	(5.0)	(11.3)	(7.3)	(8.7)
Income tax effect of total adjustments	0.2	-	-	-	6.4
	1.3	5.0	11.3	7.3	2.3
Non-GAAP net income	$9.8	$1.8	$1.8	$12.5	$11.9

Earnings (loss) per share:
Basic	$0.33	$(0.14)	$(0.41)	$0.17	$0.35
Total adjustments	0.07	0.21	0.48	0.34	0.16
Non-GAAP - basic	$0.40	$0.07	$0.07	$0.51	$0.51

Weighted-average number of shares used in calculation of basic earnings per share	24.7	24.7	24.2	24.7	23.2

Diluted	$0.33	$(0.14)	$(0.41)	$0.17	$0.35
Total adjustments	0.07	0.21	0.48	0.34	0.16
Non-GAAP - diluted	$0.40	$0.07	$0.07	$0.51	$0.51

Weighted-average number of shares used in calculation of diluted earnings per share	24.7	24.7	24.3	24.7	23.3

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